AGREEMENT TO TERMINATE STRATEGIC ALLIANCE

                                 I.  The Parties

   The Parties to this Agreement are:

   1.01 Freightliner Corporation, a Delaware corporation located at Portland, Oregon ("Freightliner").

   1.02 Oshkosh Truck Corporation, a Wisconsin corporation located at Oshkosh, Wisconsin ("Oshkosh").

                              II.  The Recitals

   2.01 The Date of this Agreement is April 10, 1997.

   2.02 The Parties entered into a Strategic Alliance Agreement on June 5, 1995, pursuant to the terms of which Freightliner purchased 350,000 shares of unregistered Class B Common Stock of Oshkosh and 1,250,000 Warrants for the purchase of that number of unregistered Class B Common Shares of Oshkosh, and each Party entered into certain performance covenants.

   2.03 Pursuant to the Strategic Alliance Agreement the Parties also entered into a Distribution Agreement on December 13, 1995, pursuant to the terms of which each Party entered into certain performance covenants.

   2.04 The Parties now wish to terminate the Strategic Alliance Agreement and the Distribution Agreement, and release each other from their respective performance covenants under those Agreements and other liabilities with respect thereto, as set forth below.

                          III.  The Agreement

   Therefore, the Parties agree as follows:

   3.01 The Recitals.  The Recitals are a part of this Agreement.

   3.02 Termination of Alliance. Effective upon completion of the payments and deliveries described below, the Strategic Alliance Agreement dated June 5, 1995, shall be terminated in all respects.

   3.03 Purchase and Sale of Shares and Warrants. On June 9, 1997, or such earlier date as Oshkosh may designate in writing, Oshkosh shall purchase, and Freightliner shall sell all of its 350,000 shares of Class B Common Stock and its 1,250,000 Warrants for the purchase of that number of Class B Common Stock of Oshkosh, for the aggregate sum of $6,750,000.00.

        3.031 Freightliner shall deliver to Oshkosh its stock certificate evidencing the 350,000 shares of Class B Common Stock of Oshkosh which were purchased from Oshkosh on June 5, 1995, duly endorsed to the order of Oshkosh, together with its Warrant certificate evidencing the Warrants to purchase 1,250,000 Warrant Shares of Class B Common Stock of Oshkosh which were purchased from Oshkosh on June 5, 1995, duly endorsed to the order of Oshkosh.

        3.032 Oshkosh shall deliver to Freightliner a wire transfer of immediately available funds in the amount of $6,750,000.00 to any Bank in the United States designated in writing by Freightliner with accompanying wiring instructions at least two business days prior to the scheduled closing date.

        3.033 The Parties each shall deliver such other agreements and payments as are described below in this Agreement.

   3.04 Settlement of Accounts. Except as set forth in this Section 3.04, accounts relating to, or arising out of the normal course of business between the Parties shall be settled in the normal course of business. Amounts which either Party has claimed, or could have claimed from the other arising out of disagreements about contribution sharing or costs reimbursements under the Distribution Agreement, or arising out of the transfer to Oshkosh and subsequent return to Freightliner of the manufacture and assembly of the M-915 family of vehicles, shall be settled in full by the payment of the sum of $180,000.00 by Freightliner to Oshkosh. This sum shall be offset against the sum payable to Freightliner by Oshkosh under Sec. 3.03, above.

   3.05 Sales of FLD Cabs. Freightliner will sell to Oshkosh its FLD cab requirements in accordance with the Cab Purchase Agreement attached as Exhibit "B" and incorporated here by reference. Customers of Oshkosh who purchase trucks incorporating FLD cabs shall obtain aftermarket service and support for such cabs through authorized Freightliner dealers.

   3.06 Sales of Front Drive Axles and Transfer Cases. Oshkosh will sell to Freightliner front drive axles and transfer cases for the Freightliner M-915 family of vehicles in volumes, and upon prices and other terms and conditions that the Parties may agree upon from time to time.

   3.07 Termination of Distribution Agreement. The Distribution Agreement between the Parties, dated December 13, 1995, is rescinded as of the Date of this Agreement, except that the obligations of confidentiality, indemnity, warranty, and for continuing support of Oshkosh products sold under that Agreement shall survive, including the termination of this Agreement.

   3.08 Mutual Release. Each Party, for itself, its successors and assigns, hereby releases the other Party and any other person, firm or corporation charged with responsibility or liability, their successors, assigns, heirs and legal representatives, from any and all claims, demands, damages, costs, expenses, loss of services or profits, actions and causes of action arising out of the Strategic Alliance Agreement, the Distribution Agreement, and activities of each Party under the said Agreements, except as provided above in this Agreement.

   Executed by the Parties on the Date of this Agreement.

   OSHKOSH TRUCK CORPORATION              FREIGHTLINER CORPORATION



   By:  /s/ R. Eugene Goodson            By: /s/ James L. Hebe
        R. Eugene Goodson                    James L. Hebe
   Its: Chairman and Chief Executive         Its: President and Chief
        Officer                              Executive Officer

                                    EXHIBIT A

                           INTEROFFICE CORRESPONDENCE



   TO:  Tim Dempsey                                  4/23/97

   FROM:  Bruce Herrmann

   SUBJECT: Freightliner Parts


   Following is a revision of the 9/17/96 letter showing Oshkosh part numbers, descriptions and prices.

   Freightliner Parts:
   Cabs:
   2218460 - Cab
   2230530 & 2282130 & 2286800 - Cab spec, L10
   2281850 - Cab

   15-14555 010 Plate, cab mount - 2218580 - 1.36
   A16-13606-000 - Valve cab leveling - 2218610 - 38.68
   17-10425-002 - Pivot, hood hinge - 2218740 - 3.16
   22-29646-003 - Bracket, mirror brace - 2231990 - 1.12
   07-10367-000 - Retainer, shift lever boot - 2232010 - 2.35
   03-21750-000 - Plate, air cleaner mounting - 2233120 - 21.37

   *Supplier Parts - Freightliner Tooling:
        STNOZX0615 - Behr
        HUN68d885 - Buckhorn - Shift lever boot - 2232000 - 6.42
        DNPVH001906 - Donaldson - Pre-cleaner - 2233090 - 155.06
        EBA-11-2080 - Donaldson - Air cleaner - 2233070 - 124.80
        GYRIS5-040 - Goodyear - Air bag for cab mount - 2218600 - 10.50 GYR566209131 - Goodyear - Air bag for cab mount - 2232220 17-12178-000 - Specialty Stamping - Classic hood bezel - 2270630 -
                       121.92
        22-23512-000 - Griffith Rubber
        A06-23321-000 - Delphi Packard - Engine harness
        681-890-00-01 - Clevite - Cab mounting isolator - 2218570 - 3.89
        18-29846-000 - Arvin - Cab mount shock absorber - 9.81
        A15-13788-000 - Clevite - Cab mount tie rod - 2218660 - 13.27
        681-810-0106 - Grote - Mirror head - 2219560 - 7.39
        18-10960-020 - Con met - Grab handle brkt - 2219860 - 2.53
        LOR/J17700-5 - Lord - Hood support - 2229360 - 2.01
        22-21853-001 - Grote - Mirror - 2231970 - 2.50
        22-21853-002 - Grote - Mirror - 2231980 - 4.79
        681-891-00-01 - Clevite - Cab Mount - 2232200 - 1.76
        A03-21474 - Custom Aluminum - Air intake duct - 2233100 - 55.60 22-38052-000 - Custom Aluminum/Elixir - Intake duct - 2233110 - 16.79 18-10960-021 - Con Met - Grab handle brkt - 2233350 - 2.53
        18-28171-537 - Anodizing - Grab handle
        18-15887-000 - Boyd Rubber - Grab handle gasket - 2233370 - .04 680-501-08-01 - Garrett/Allied - Charge air cooler - 2259200 - 351.00
        05-16397-001 - Behr - Radiator - 2259210 - 399.19
        2270390 - Betts - Spring, torsion - 3.09
        2270400 - Betts - Spring, torsion - 2.75

        * Vendor prices shown are current prices. Oshkosh will negotiate future prices directly with vendors.

                                    EXHIBIT B

                           CAB REQUIREMENTS AGREEMENT
                        BETWEEN FREIGHTLINER CORPORATION
                                       AND
                            OSHKOSH TRUCK CORPORATION


   I.  The Parties

   The Parties to this Agreement are:

   1.01 Freightliner Corporation, a Delaware corporation having its principal place of business at 4747 North Channel Avenue, Portland, Oregon 97208 ("Freightliner").

   1.02 Oshkosh Truck Corporation, a Wisconsin corporation located at 2307 Oregon Street, Oshkosh, WI 54901 ("Oshkosh").


                                II.  The Recitals

   2.01 The Date of this Agreement is April 10, 1997.

   2.02 Freightliner manufactures and sells vocational and other vehicles and components and parts under the trade name of Freightliner, and

   2.03 Oshkosh manufactures and sells heavy duty on/off highway trucks and rear discharge concrete mixer systems for a wide variety of applications under the trade name of Oshkosh.

   2.04 Freightliner and Oshkosh entered into a Strategic Alliance Agreement on June 5, 1995.

   2.05 On the same Date of this Agreement the parties also entered into an Agreement to Terminate Strategic Alliance.

                               III. The Agreement

   3.01 The Recitals are a part of this Agreement.

   3.02 Freightliner shall manufacture and sell to Oshkosh, and Oshkosh shall purchase from Freightliner up to one hundred fifty (150) Freightliner FLD truck cabs ("Cabs") per year during the term of this Agreement, for installation on Oshkosh "FF" vehicles only. None of the Cabs may be installed on or used with any Pierce products or models or re-sold to any third party. Aftermarket parts for such Cabs shall be available from and purchased through Freightliner dealers.

   3.03 The prices of "FF" cab componentry which are presently available are set forth on Attachment "A," attached to this Agreement and incorporated herein by reference. These prices shall apply with respect to any and all standard configuration products ordered by Oshkosh from Freightliner for delivery through the end of the 1997 model year. Thereafter, such prices may be adjusted reasonably from time to time by Freightliner subject, however, to the following:

        3.031.    A price shall not be increased except upon at least ninety
                  (90) days' prior written notice from Freightliner to Oshkosh of the increase, including the anticipated amount thereof;

        3.032. A price increase shall not be retroactive in effect, and under no circumstances shall any price increase be allowed with respect to any accepted order; and

        3.033. A price shall be adjusted only one (1) time per calendar year, beginning with the 1998 model year.


   3.04 Freightliner shall give purchase orders of Oshkosh under Sections 3.02, above, the highest priority for completion of manufacture and delivery. Freightliner promptly shall notify Oshkosh at any time that it determines that it is reasonably probable that an Oshkosh delivery date cannot be met. Such notice also shall indicate the date(s) on which such delivery(s) will be met, so that Oshkosh can determine whether such delay is acceptable.

   3.05 Periodically, Oshkosh may issue a blanket purchase order for FF cab componentry required by Oshkosh for the period designated in such order. All such blanket purchase orders shall be subject to the terms and conditions of this Agreement and, unless the Parties otherwise agree in writing, to the standard terms and conditions of sale used generally from time to time by Freightliner for sale to third parties, but in the event of any conflict between (A) the terms and conditions of this Agreement (or other terms agreed upon in writing by the Parties) and (B) said standard terms and conditions, the terms and conditions referred to in this Agreement shall control. Freightliner shall receive and process each blanket purchase order in a timely manner and shall notify Oshkosh promptly of its order acceptance(s).

   3.06 Pursuant to blanket purchase orders issued by Oshkosh under Paragraph 3.08, Oshkosh shall issue individual releases against such orders for shipments of Freightliner products as specified in each release. Freightliner shall make timely shipments under all individual releases.

   3.07 Payment terms shall be net thirty (30) days after delivery. Delivery shall be F.O.B. Portland.

   3.08 Warranty

        3.081. Freightliner warrants to Oshkosh that each Cab component supplied under this Agreement (i) shall be new; (ii) shall meet Freightliner's specifications, drawings and/or other descriptive materials pertaining to it; (iii) shall conform to applicable federal, state and/or local statutes, laws, rules, regulations, codes and ordinances; (iv) shall be free from liens and encumbrances; and (v) shall not infringe any patent, trade secret or other proprietary right of any third party.

        3.082. In addition to the warranties set forth in Subparagraph 3.111, each Freightliner cab component supplied under this Agreement shall be warranted by Freightliner as more particularly set forth on Attachment "B" attached hereto and incorporated herein (the "Freightliner Limited Warranty"). Freightliner may at any time or from time to time amend the Freightliner Limited Warranty, but no such amendment shall be effective except upon ninety (90) days' prior written notice from Freightliner to Oshkosh of such amendment and of Freightliner's intention to make the same, and no such amendment shall be retroactive in effect or, under any circumstances, applicable to any accepted offer. A claim for breach of the Freightliner Limited Warranty shall be handled in accordance with the Freightliner Limited Warranty.

        3.083. Freightliner shall not be liable for incidental or consequential damages, including lost profits or production downtime, incurred by Oshkosh as a result of a breach of the warranties set forth in this Paragraph 3.11. Said warranties shall be the sole and exclusive warranties and are in lieu of all other warranties, express or implied, and exclude the warranties of merchantability and fitness for a particular purpose.

   3.09 Oshkosh shall provide all engineering, including application engineering, necessary for the proper and safe installation of the Cab components and parts in its vocational trucks. Freightliner shall provide all necessary product labeling with each Cab together with Operator, Service, and Parts Manuals ("Operator Materials") for each installation. Freightliner's recommended product labeling shall include but not be limited to, warning labels to be affixed to the vehicle and system in accordance with Freightliner's customary procedures.

   3.10 Except as provided below, this Agreement shall have an initial term which begins on the date of this Agreement and ends on December 31, 2000.

        3.101. Freightliner may terminate this Agreement upon one hundred eighty (180) days' prior written notice to Oshkosh, in the event that Freightliner substantially replaces and discontinues production of its FLD cabs. Oshkosh may terminate this Agreement upon ninety (90) days' prior written notice of Freightliner.

        3.102. A Party may terminate this Agreement immediately upon written notice to the other Party if said other Party ceases to do business or is declared by a court having jurisdiction to be insolvent or bankrupt, or makes an assignment or other arrangement for the benefit of creditors, or sells, assigns or transfers all or substantially all of its assets to another party outside of the ordinary course of business.

        3.103. Notwithstanding any provision of this Agreement to the contrary, neither the expiration of the term nor the termination or non-renewal of this Agreement shall affect any of a Party's rights or obligations arising under this Agreement prior to the effective date of the expiration of the term or the termination or non-renewal of this Agreement with respect to products sold and delivered at or prior to the time of such expiration of the term or the termination or non-renewal of this Agreement. This Agreement shall continue to apply with respect to any purchase order submitted by Oshkosh to Freightliner under this Agreement prior to the effective date of the expiration of the term or the termination or non-renewal of this Agreement.

        3.104. Neither Party shall be liable to the other by reason of termination, non-renewal or breach of this Agreement for compensation, reimbursement or damages for: (i) loss of present or prospective profits on sales or anticipated sales; (ii) consequential, special, or incidental damages or production downtime; (iii) goodwill or loss thereof; or
                  (iv) expenditures, investment or any other type of commitment, financial or otherwise, made in connection with the business of such Party or in reliance upon the existence of this Agreement.

   3.11 Oshkosh may not use or advertise the name "Freightliner/TM/," in connection with its marketing and sale of its "FF" vehicles incorporating Freightliner products. Oshkosh shall not publicly use or advertise the Freightliner/TM/ trademark without the prior written approval of Freightliner.

   3.12 General Provisions

        3.121. Freightliner shall, at Freightliner's expense, furnish Oshkosh with all information necessary to enable Oshkosh to support aftermarket service of installed Freightliner cab components and parts.

        3.122. All notices under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, postage prepaid, by telex (acknowledged by answer back), or by telecopy of telefax (confirmed by certified mail, return receipt requested, postage prepaid) addressed to the Parties at the addresses immediately below, or to such other address of which either Party may advise the other by notice under this Subparagraph 3.132. Notices will be deemed given when personally delivered or sent as specified above.

             Freightliner Corporation      Oshkosh Truck Corporation
             4747 North Channel Avenue     2307 Oregon Street
             P.O. Box 3849                 P.O. Box 2566
             Portland, OR  97208-3849      Oshkosh, WI 54903-2566
             Fax No.                       Fax No. 414-233-9669
             Atten:                        Atten: Vice President & General
                                                  Counsel

        3.123. Any claim or dispute arising under or out of this Agreement shall first be presented to the other Party in a concise written statement of the claim or dispute, accompanied by supporting facts or data and by a designation of a reasonable time period [but not more than thirty (30) days] for resolution. If the matter has not been resolved within the designated time period, the matter shall be referred to the CEO of each of the Parties for resolution. If the CEOs are unable to agree upon a resolution within fourteen (14) days after the matter is referred to them, then this issue is at impasse and either party may pursue any remedy legally available to them. Neither Party shall initiate arbitration proceedings or litigation without first (i) following the procedure described above and (ii) giving the other Party at least ten (10) days' prior written notice of its intention to do so.

        3.124. Any headings used herein are for convenience and reference only and are not part of this Agreement, nor shall they in any way affect the interpretation hereof.

        3.125. Any action or the breach of this Agreement, except for actions for any breach of warranty, shall be brought within three (3) years from the date of the accrual of the cause of action. The construction and interpretation of this Agreement shall be governed by the laws of the State of Oregon.

        3.126. Each Party shall use its best efforts and act in good faith in carrying out this Agreement.

        3.127. This Agreement shall be amended only in writing signed by the Parties to this Agreement.

        3.128. Neither Party shall, voluntarily or involuntarily, by operation of law or otherwise, assign or otherwise transfer this Agreement, in whole or in part, without the prior, express written consent of the other Party, which consent shall not be unreasonably withheld.

        3.129. This Agreement contains the entire understanding and agreement of the Parties with respect to the subject matter of this Agreement, and this Agreement shall supersede all prior communications, representations, understandings, promises or agreements between the Parties, whether verbal or written, with respect to the subject matter of this Agreement.

        3.1210. This Agreement shall bind and benefit the Parties and their respective legal representatives, successors and permitted assigns.

        3.1211. The warranties and representations made by a Party in this Agreement shall survive the execution and delivery of this Agreement.

   3.13 Indemnification

        3.131 Freightliner shall, upon Oshkosh's written request, defend, indemnify, and hold Oshkosh harmless of and from any claim, demand, suit, damage, liability, cost or expense, including attorney fees and expenses, final judgments and settlements, that may be asserted, commenced or arise against Oshkosh by reason of alleged breach of warranty, defects in material, design (except Oshkosh designs and parts), assembly, or manufacture of Products sold by Freightliner to Oshkosh under this Agreement. Freightliner shall not be required to indemnify Oshkosh if the basis of the liability asserted would have been precluded by the inclusion of the Freightliner warranty in the contract with the end user, in the event Oshkosh has any liability for incidental or consequential damages arising out of the sale of Products in the event Oshkosh has assumed liability independent of the Freightliner warranty.

        3.132. Oshkosh shall indemnify, defend and hold Freightliner harmless from and against any and all claims or actions by third parties, damages, losses, costs and expenses (including, without limitation, reasonable attorneys' fees and other legal costs and expenses) for injury to or death of any person or persons or damage to or destruction of any property to the extent that such personal injury, death or property damage is caused by (i) any negligent act or omission of Oshkosh or Oshkosh's employees or agents, (ii) any alteration made by Oshkosh or Oshkosh employees or agents to Operator Materials, or to Freightliner's recommended product labeling, without Freightliner's prior consent or concurrence, or (iii) any allegations relating to Oshkosh designs.

             Freightliner shall promptly notify Oshkosh of any claim or action for which indemnification will be sought by Freightliner under this Subparagraph 3.162, and Oshkosh shall have the right, at its expense, to assume the defense or the settlement thereof using counsel reasonably acceptable to Freightliner , provided, however, that Freightliner shall have the right to participate, at its own expense, with respect to any such claim, action or proceeding, and no such claim, action or proceeding shall be settled without the prior written consent of Freightliner, which consent shall not be unreasonably withhold, and in connection with any such claim, action or proceeding, the Parties shall cooperate with each other and provide each other with access to relevant books and records in each Party's possession or control.

   3.14 Proprietary and Confidential Information

        3.141 Proprietary Information. Oshkosh and Freightliner will use their best efforts to keep confidential any proprietary or
                  secret information developed by the other party.   This
                  obligation shall not apply to information received by either party which : (a) is or becomes publicly known through no fault of the recipient party; (b) is already known to the best efforts to keep confidential any proprietary or secret information recipient party at the time of disclosure; (c) has been rightfully received by the recipient party from a third party; (d) is independently developed by the recipient party; (e) is disclosed to a court or government agency pursuant to a subpoena or administrative order; or (f) is expressly released in writing by the other party.

        3.142 Confidential and Third Parties. The parties' obligations under this Paragraph 7 are not violated by dealings with consultant, suppliers, or authorized dealers. However, in such dealings each party will undertake to maintain the proprietary nature of proprietary or secret information via confidential agreements or other appropriate measures.

        3.173. The covenants set forth in this Paragraph 3.14 shall survive termination or expiration of this Agreement for any reason, for a period of five (5) years, and shall bind the parties, their successors and assigns.

   3.15 Oshkosh agrees further that it shall not disassemble, decompile or otherwise reverse engineer, directly or indirectly, any or all of the proprietary parts or of Freightliner, except that Oshkosh may, with prior authorization from Freightliner (which authorization shall not be unreasonably withheld), disassemble any proprietary part of Freightliner incident to the manufacture of any Oshkosh FF truck incorporating a Freightliner cab components or parts under this Agreement.

   3.16 Force Majeure

        3.161 Neither Party shall be liable to the other for any delay in or impairment of performance under this Agreement which results in whole or in part from: fire, floods or other catastrophes; strikes, lockouts or labor disruption; acts of God; wars, riots or embargo delays; government allocations or priorities; shortages of transportation, fuel, labor or materials; inability to procure supplies or raw materials; severe weather conditions; or any other circumstances or cause beyond the control of such Party in the reasonable conduct of its business.

   Executed by the Parties on the Date of this Agreement.


   FREIGHTLINER CORPORATION                OSHKOSH TRUCK CORPORATION

   By /s/ James L. Hebe                    By /s/ R. Eugene Goodson
      James L. Hebe                           R. Eugene Goodson
   Name/Title: President and Chief         Name/Title: Chairman and Chief
               Executive Officer                       Executive Officer
   Date: May 2, 1997                       Date:  April 24, 1997